Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(203) 244-6544
nti@alpha-ir.com

Northern Tier Reports Full Year and Fourth Quarter 2014 Results

Highlights:

•	Fourth quarter Adjusted Net Income of $89.6 million and Adjusted EBITDA of $123.2 million

•	Fourth quarter and full year total refinery throughput of 91,964 and 93,525 barrels per day, respectively

•	Solid retail contribution with strong fuel margin

•	Declared a fourth quarter distribution of $0.49 per common unit to be paid in cash on February 27, 2015

•	2014 cash available for distribution of $2.79 per common unit; highest in Company history

TEMPE, Ariz., February 26, 2015 /Globe Newswire/ - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, “Northern Tier” or the "Company") today reported fourth quarter and full year 2014 results. Fourth quarter 2014 Net Income was $16.0 million compared with $20.6 million for the fourth quarter 2013. Results for the 2014 quarter included a $73.6 million non-cash lower of cost or market (“LCM”) inventory adjustment. Excluding the LCM adjustment and other special items, Adjusted Net Income was $89.6 million for the fourth quarter 2014, compared to $22.2 million in the prior year quarter. Adjusted EBITDA for fourth quarter 2014 was $123.2 million (excluding the LCM adjustment) compared to $71.3 million for fourth quarter 2013, primarily due to higher gross margins per barrel, along with higher throughput due to increased maintenance activity in the prior year period. Full year 2014 net income was $241.6 million compared to $231.1 million for the full year 2013. Excluding the LCM adjustment and other special items, Adjusted Net Income was $328.1 million for the full year 2014, compared to $234.2 million for the full year 2013. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the accompanying tables.

“The strong third quarter crack spread environment continued midway into the fourth quarter, followed by seasonally narrower margins. We elected to perform a handful of maintenance activities at our St. Paul Park refinery during this time, so we experienced slightly lower throughput during the second half of the quarter. We are now well positioned operationally to capture the improved margin environment we're currently seeing in the latter half of the first quarter 2015,” said Dave Lamp, President and Chief Executive Officer of Northern Tier. “As we begin 2015, we also continue to focus on numerous organic growth initiatives. Our Board of Directors formally approved the replacement of the desalters on both crude units at the St Paul Park refinery, which we currently expect to cost approximately $30 million. Once completed, we expect the project will generate approximately $22 million of incremental annual EBITDA based on five-year average historical crude oil differentials. We continue to pursue other organic opportunities and will report further on those projects in the future.”

Fourth Quarter Operating Segment Highlights

Refining Segment

The refining segment’s operating income excluding the LCM adjustment was $97.7 million for fourth quarter 2014 compared to $39.9 million for the prior year period. Operating income for fourth quarter 2014 was impacted by an environmental remediation charge which reduced operating income by approximately $6 million. Refining gross margins were $20.07 per barrel of throughput for fourth quarter 2014 ($11.54 per barrel including the LCM adjustment) compared to $15.60 per barrel of throughput for fourth quarter 2013. Refining Adjusted EBITDA for fourth quarter 2014 was $116.1 million compared to $73.1 million for the prior year period. This increase was driven by improved gross margins along with increased throughput and sales volumes. Total throughput was 91,964 barrels per day for fourth quarter 2014 compared to 79,838 barrels per day for the prior year period which was impacted by a planned turnaround on the fluid catalytic cracking unit as well as some unplanned maintenance activities including a crude unit shutdown.

Retail Segment

Retail operating income was very strong in fourth quarter 2014, reaching $11.8 million (excluding the LCM adjustment), compared to $2.2 million for fourth quarter 2013. Fuel margins were $0.28 per gallon for fourth quarter 2014 compared to $0.19 per gallon for the prior year period.

The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchisee stores increased 3.4% for the year ended December 31, 2014 compared to 2013 and 5.9% compared to 2012. This growth is primarily a result of establishing additional SuperAmerica franchise locations. The number of franchise locations totaled 89, 75 and 70 as of December 31, 2014, 2013 and 2012, respectively. The Company has added four additional franchise locations so far in 2015 and is targeting additional franchise growth later in the year, as well as opening three company-operated stores in 2015.

Quarterly Distribution

On February 5, 2015, the Board of Directors (the "Board") of Northern Tier Energy GP LLC, the general partner of the Company declared a quarterly distribution of $0.49 per unit that will be paid in cash on February 27, 2015 to common unit holders of record as of the close of business on February 17, 2015. Cash available for distribution totaled $45.6 million for fourth quarter 2014. Total distributions relating to cash available for distribution for the year ending December 31, 2014 amounted to $2.79 per common unit.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Liquidity and Capital Spending

Northern Tier’s primary sources of liquidity are cash generated from operating activities and its revolving credit facility. In September 2014, Northern Tier expanded its revolving credit facility from $300 million to $500 million. This expansion was completed in conjunction with the termination of the Company's crude oil intermediation agreement which included the purchase of over one million barrels of crude oil that were previously held by the counterparty to this agreement. As of December 31, 2014, Northern Tier’s cash on hand and availability under the revolving credit facility amounted to approximately $384 million as compared to approximately $220 million as of December 31, 2013. Capital spending for the year ended December 31, 2014 was approximately $45 million compared to 2013 spending of approximately $97 million. Approximately $45 million of discretionary projects were completed in 2013, including the expansion of our larger crude distillation unit.

Working capital requirements decreased cash balances by approximately $25 million during fourth quarter 2014. During periods of declining crude oil prices, cash from operations is negatively impacted by the timing of crude oil payables versus collection of receivables from product sales. Crude oil prices decreased further at the start of 2015, further impacting working capital requirements. As a result, the Board reserved approximately $55 million for the fourth quarter 2014 distribution to manage working capital requirements. The Company anticipates that the resulting level of liquidity will be sufficient, though the Board may establish additional cash reserves in future quarters as it deems necessary.

Q1 2015 Operating and Capital Expenditure Guidance

For the first quarter of 2015, Northern Tier projects total throughput of between 90,000 and 94,000 barrels per day at the Saint Paul Park refinery. Direct operating expense per barrel of throughput at the Saint Paul Park refinery is expected to be between $4.30 and $4.90, not including turnaround expenditures. Total capital expenditures for the first quarter are expected to be approximately $11 million and approximately $70 million for the full year 2015. The full year 2015 capital expenditure guidance includes $35 million for discretionary projects, including the desalter project. Installation of the first desalter is estimated to be complete by the end of 2015 and completion of the second desalter installation is expected by the middle of 2016. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier will also host a conference call to discuss its quarterly results on Thursday, February 26, 2015, at 11:30 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-280-4953 or 857-244-7310 and the passcode 77211403. An audio webcast of the call, as well as a slide presentation, will also be available on the Investor section of www.ntenergy.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.ntenergy.com and for seven days following the call by dialing 888-286-8010 or 617-801-6888 and the passcode 80514787.

About Northern Tier

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 93 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.ntenergy.com.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Product Margin, Retail Fuel and Retail Merchandise Gross Product Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements and Qualified Notice

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: payment of distributions including the amount and timing thereof; margins and our ability to capture such margins; organic growth; ability to successfully complete our deslater project, costs and timing thereof and the ability of such project to generate EBITDA of $22 million or at all; environmental remediation costs; retail and franchise growth; working capital requirements; liquidity; cash reserves; throughput, including the amounts and types of crude oil we'll run; crude charge; direct operating expenses; turnaround expenses, retail and franchise volumes, sales and margins; SG&A, depreciation and amortization; interest expense; tax expense and amounts and types of capital expenditures. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
REVENUE	$1,059.8	$1,292.1	$5,556.0	$4,979.2
COSTS, EXPENSES AND OTHER
Cost of sales	913.5	1,136.4	4,835.9	4,284.2
Direct operating expenses	85.9	66.5	288.8	262.4
Turnaround and related expenses	8.9	24.1	14.9	73.3
Depreciation and amortization	11.1	10.3	41.9	38.1
Selling, general and administrative	15.3	21.6	87.8	85.8
Reorganization and related costs	—	1.6	12.9	3.1
Income from equity method investment	(2.2)	(2.4)	(2.2)	(10.0)
Other (income) loss, net	0.2	0.2	0.7	(3.8)
OPERATING INCOME	27.1	33.8	275.3	246.1
Gains (losses) from derivative activities	—	(5.4)	—	16.1
Interest expense, net	(7.5)	(7.9)	(26.6)	(26.9)
INCOME BEFORE INCOME TAXES	19.6	20.5	248.7	235.3
Income tax (provision) benefit	(3.6)	0.1	(7.1)	(4.2)
NET INCOME	$16.0	$20.6	$241.6	$231.1

Net earnings per common unit, basic	$0.17	$0.22	$2.61	$2.51
Net earnings per common unit, diluted	$0.17	$0.22	$2.61	$2.51

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
OPERATING INCOME:
Refining	$25.5	$39.9	$303.5	$263.1
Retail	10.4	2.2	22.9	15.2
Corporate and unallocated costs	(8.8)	(8.3)	(51.1)	(32.2)
TOTAL OPERATING INCOME	27.1	33.8	275.3	246.1
Gains (losses) from derivative activities	—	(5.4)	—	16.1
Interest expense, net	(7.5)	(7.9)	(26.6)	(26.9)
Income tax provision	(3.6)	0.1	(7.1)	(4.2)
NET INCOME	$16.0	$20.6	$241.6	$231.1

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	December 31, 2014	December 31, 2013
Cash and Cash Equivalents	$87.9	$85.8
Total Assets	$1,180.4	$1,117.8
Total Debt and Financing Obligations	$362.8	$283.4
Equity	$403.7	$401.1

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net cash provided by operating activities	$85.0	$7.2	$219.6	$229.8
Net cash used in investing activities	(9.1)	(19.5)	(39.5)	(95.5)
Net cash used in financing activities	(94.0)	(28.6)	(178.0)	(321.4)
Net increase (decrease) in cash and cash equivalents	$(18.1)	$(40.9)	$2.1	$(187.1)

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	92,422	79,867	93,838	75,882
Total refinery throughput (bpd)	91,964	79,838	93,525	75,464
Refined products sold (bpd)	100,285	87,397	98,016	84,231
Per barrel of throughput:
Refining gross margin	$11.54	$15.60	$15.91	$19.15
Refining gross margin excluding lower of cost or market inventory adjustment	$20.07	$15.60	$18.04	$19.15
Direct operating expenses	$5.91	$5.00	$4.77	$5.23
Per barrel of refined products sold:
Refining gross margin	$10.58	$14.25	$15.18	$17.16
Direct operating expenses	$5.42	$4.56	$4.56	$4.69
Refinery product yields (bpd):
Gasoline	47,512	31,772	45,674	34,329
Distillate	32,128	27,481	33,910	26,074
Asphalt	6,521	8,447	7,567	8,321
Other	6,261	12,167	6,687	7,158
Total	92,422	79,867	93,838	75,882
Refinery throughput (bpd):
Crude oil	88,596	79,020	91,840	74,237
Other feedstocks	3,368	818	1,685	1,227
Total	91,964	79,838	93,525	75,464
Crude oil by type (bpd):
Light crude	60,166	42,706	59,386	41,937
Synthetic crude	13,543	16,900	14,613	14,373
Heavy crude	14,887	19,414	17,841	17,927
Total	88,596	79,020	91,840	74,237

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	77.3	80.4	306.8	313.2
Fuel margin per gallon	$0.28	$0.19	$0.22	$0.19
Merchandise sales (in millions)	$85.0	$85.0	$349.1	$341.6
Merchandise margin %	25.8%	24.9%	25.9%	25.9%
Number of stores at period end	165	164	165	164
Franchisee stores:
Fuel gallons sold (in millions)	20.8	14.5	73.2	54.9
Royalty income	$0.7	$0.6	$2.8	$2.5
Number of stores at period end	89	75	89	75

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended December 31, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$25.5	$6.8	$(16.3)	$16.0
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	3.6	—	3.6
Depreciation and amortization	8.7	2.1	0.3	11.1
EBITDA subtotal	34.2	12.5	(8.5)	38.2
Lower of cost or market inventory adjustment	72.2	1.4	—	73.6
MPL proportionate depreciation expense	0.8	—	—	0.8
Turnaround and related expenses	8.9	—	—	8.9
Equity-based compensation expense	—	—	1.7	1.7
Adjusted EBITDA (a)	$116.1	$13.9	$(6.8)	$123.2

	Three Months Ended December 31, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$39.9	$2.3	$(21.6)	$20.6
Adjustments:
Interest expense	—	—	7.9	7.9
Income tax provision	—	(0.1)	—	(0.1)
Depreciation and amortization	8.3	1.8	0.2	10.3
EBITDA subtotal	48.2	4.0	(13.5)	38.7
MPL proportionate depreciation expense	0.8	—	—	0.8
Turnaround and related expenses	24.1	—	—	24.1
Equity-based compensation expense	—	—	0.7	0.7
Reorganization and related costs	—	—	1.6	1.6
Losses from derivative activities	—	—	5.4	5.4
Adjusted EBITDA (a)	$73.1	$4.0	$(5.8)	$71.3
`

	Year Ended December 31, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$303.5	$15.8	$(77.7)	$241.6
Adjustments:
Interest expense	—	—	26.6	26.6
Income tax provision	—	7.1	—	7.1
Depreciation and amortization	33.7	7.3	0.9	41.9
EBITDA subtotal	337.2	30.2	(50.2)	317.2
Lower of cost or market inventory adjustment	72.2	1.4	—	73.6
MPL proportionate depreciation expense	2.9	—	—	2.9
Turnaround and related expenses	14.9	—	—	14.9
Equity-based compensation expense	—	—	14.0	14.0
Reorganization and related costs, exclusive of related equity-based compensation expense	—	—	8.1	8.1
Adjusted EBITDA (a)	$427.2	$31.6	$(28.1)	$430.7

	Year Ended December 31, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$263.1	$11.0	$(43.0)	$231.1
Adjustments:
Interest expense	—	—	26.9	26.9
Income tax provision	—	4.2	—	4.2
Depreciation and amortization	30.4	7.1	0.6	38.1
EBITDA subtotal	293.5	22.3	(15.5)	300.3
MPL proportionate depreciation expense	2.9	—	—	2.9
Turnaround and related expenses	73.3	—	—	73.3
Equity-based compensation expense	—	—	7.1	7.1
Reorganization and related costs	—	—	3.1	3.1
Gains from derivative activities	—	—	(16.1)	(16.1)
Adjusted EBITDA (a)	$369.7	$22.3	$(21.4)	$370.6

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and revolving credit facility. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses, equity-based compensation expense, gains or losses from crack spread derivative activities and costs related to Northern Tier’s reorganization activities. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended December 31, 2014
Net income	$16.0
Adjustments:
Interest expense	7.5
Income tax provision	3.6
Depreciation and amortization	11.1
EBITDA subtotal	38.2
Lower of cost or market inventory adjustment (b)	73.6
MPL proportionate depreciation expense	0.8
Turnaround and related expenses	8.9
Equity-based compensation impacts	1.7
Adjusted EBITDA (a)	123.2
Cash interest expense	(6.9)
Current tax provision	(1.0)
MPL proportionate depreciation expense	(0.8)
Cash reserve for working capital requirements (c)	(55.2)
Capital expenditures (d)	(6.2)
Cash reserve for turnaround and related expenses (e)	(7.5)
Cash Available for Distribution (f)	$45.6

(b) Represents a non-cash adjustment to reduce inventory to the lower of cost or market ("LCM") where cost is determined using the last-in, first-out ("LIFO") methodology. As of December 31, 2014, the cost of Northern Tier's inventory exceeded its market value and the Company recorded a non-cash adjustment during the three months ended December 31, 2014 to write-down the cost of inventory to its market value.

(c) Represents a reserve to manage working capital requirements.

(d) Capital expenditures include maintenance, replacement and regulatory capital projects determined on an accrual basis.

(e) Cash reserves are determined by the Board of Directors of Northern Tier's general partner and are primarily for the purpose of funding turnarounds and discretionary capital projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.

(f) Cash available for distribution is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier has reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the Board of Directors of Northern Tier’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended		Year Ended
Refining gross product margin data:	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Refining revenue	$942.0	$1,180.9	$5,097.7	$4,536.0
Refining cost of sales	844.4	1,066.3	4,554.7	4,008.4
Refining gross product margin (g)	97.6	114.6	543.0	527.6
Refining lower of cost or market adjustment (b)	72.2	—	72.2	—
Refining gross product margin excluding lower of cost or market adjustment (g)	$169.8	$114.6	$615.2	$527.6

Total throughput (millions of barrels)	8.5	7.3	34.1	27.5
Refining gross product margin per barrel of total throughput	$11.54	$15.60	$15.91	$19.15
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$20.07	$15.60	$18.04	$19.15

	Three Months Ended		Year Ended
Retail gross product margin data:	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Retail revenue:
Fuel revenue	$218.5	$256.4	$1,012.0	$1,089.5
Merchandise revenue	85.0	85.0	349.1	341.6
Other revenue	12.1	12.3	47.8	46.7
Intercompany eliminations	(4.7)	(5.1)	(18.5)	(18.8)
Retail revenue	$310.9	$348.6	$1,390.4	$1,459.0

Retail cost of sales:
Fuel cost of sales	$196.8	$240.4	$945.5	$1,029.3
Merchandise cost of sales	63.3	63.8	258.7	253.2
Other cost of sales	6.8	8.5	27.6	27.9
Intercompany eliminations	(4.7)	(5.1)	(18.5)	(18.8)
Retail cost of sales	$262.2	$307.6	$1,213.3	$1,291.6

Retail gross product margin: (h)
Fuel margin	$21.7	$16.0	$66.5	$60.2
Merchandise margin	21.7	21.2	90.4	88.4
Other margin	5.3	3.8	20.2	18.8
Intercompany eliminations	—	—	—	—
Retail gross product margin	$48.7	$41.0	$177.1	$167.4

	Three Months Ended December 31, 2014
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$25.5	$10.4	$(8.8)	$27.1
Adjusted for special items:
Reorganization and related costs	—	—	—	—
Lower of cost or market inventory adjustment (b)	72.2	1.4	—	73.6
Operating income, adjusted for special items (i)	$97.7	$11.8	$(8.8)	$100.7

	Three Months Ended December 31, 2013
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$39.9	$2.2	$(8.3)	$33.8
Adjusted for special items:
Reorganization and related costs	—	—	1.6	1.6
Lower of cost or market inventory adjustment (b)	—	—	—	—
Operating income, adjusted for special items (i)	$39.9	$2.2	$(6.7)	$35.4

	Year Ended December 31, 2014
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$303.5	$22.9	$(51.1)	$275.3
Adjusted for special items:
Reorganization and related costs	—	—	12.9	12.9
Lower of cost or market inventory adjustment (b)	72.2	1.4	—	73.6
Operating income, adjusted for special items (i)	$375.7	$24.3	$(38.2)	$361.8

	Year Ended December 31, 2013
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$263.1	15.2	(32.2)	$246.1
Adjusted for special items:
Reorganization and related costs	—	—	3.1	3.1
Lower of cost or market inventory adjustment (b)	—	—	—	—
Operating income, adjusted for special items (i)	$263.1	$15.2	$(29.1)	$249.2

	Three Months Ended		Year Ended
Reconciliation of Net Income to Adjusted Net Income:	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net Income	$16.0	$20.6	$241.6	$231.1
Adjusted for special items:
Reorganization and related costs	—	1.6	12.9	3.1
Lower of cost or market inventory adjustment (b)	73.6	—	73.6	—
Adjusted Net Income (i)	$89.6	$22.2	$328.1	$234.2

Weighted-average Units Outstanding (in millions): (j)	92.4	91.9	92.3	91.9
Net earnings per common unit, basic and diluted:
Actual	$0.17	$0.22	$2.61	$2.51
Adjusted	$0.97	$0.24	$3.56	$2.55

Reconciliation of desalter project net income to annual forecasted EBITDA:

Annual forecasted net income (k)	$20.5
Add: estimated depreciation and amortization expense	1.5
Annual forecasted EBITDA (l)	$22.0

(g) Refining gross product margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross product margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross product margin. Refining gross product margin and refining gross product margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross product margin and refining gross product margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(h) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(i) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(j) Weighted average number of shares outstanding assumes no changes related to accelerated vesting of equity-based compensation awards related to our reorganization.

(k) Annual forecasted net income is based primarily on five-year average historical crude oil differentials and other assumptions that management believes are reasonable based on currently available information. Actual results may differ.

(l) Annual forecasted EBITDA is a non-GAAP financial measure that Northern Tier believes is an important measure that management and external users of the financial statements may use to assess the desalter project's operating performance and its ability to generate sufficient cash flow to make distributions to Northern Tier's unitholders.

NORTHERN TIER ENERGY LP
Q1 2015 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q1 2015
	Low	High
Refinery Statistics:
Bakken (bpd)	54,000	55,000
Synthetic (bpd)	10,000	11,000
Western Canadian Select (bpd)	24,000	25,000
Total crude charge (bpd)	88,000	91,000
Total throughput (bpd)	90,000	94,000

Direct operating expenses excluding turnaround ($/throughput bbl)	$4.30	$4.90

Retail Statistics:
Forecasted gallons (mm):
Company-owned stores	71.0	72.0
Franchise stores	28.0	28.5
Retail fuel margin ($/gallon):	$0.17	$0.19
Merchandise sales ($ in mm)	$82	$84
Merchandise gross margin (%)	26.3%	26.9%
Direct operating expense ($ in mm)	$30	$31

Other Guidance ($ in mm):
Turnaround cash reserve	$5	$10
Discretionary capital cash reserve	$—	$5
SG&A	$19	$21
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Current tax expense	$2	$3

	Q1 2015	Full Year
Capital Program ($ in mm):
Maintenance and replacement capital	$6.0	$35.0
Discretionary investment capital	5.0	35.0
Total planned capital expenditures	$11.0	$70.0